Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ANNOVIS BIO, INC.

Annovis Bio, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST, The name of the Corporation is Annovis Bio, Inc. The original Certificate of Incorporation of Annovis Bio, Inc. was filed with the Secretary of State of the State of Delaware on April 29, 2008.

SECOND, That the Board of Directors of said Corporation duly adopted resolutions setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”), declaring said amendment to be advisable and directing its officers to submit said amendment to the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

THEREFORE, BE IT RESOLVED, that Section (A) of Article 4 of the Certificate is hereby amended to read in its entirety as follows:

“A.           Classes of Stock. The aggregate number of shares of stock that the Corporation shall have the authority to issue is 72,000,000, of which 70,000,000 shares are Common Stock with a par value of $0.0001 per share (the “Common Stock”), and 2,000,000 shares are Preferred Stock with a par value of $0.0001 per share (the “Preferred Stock”).”

THIRD, That thereafter, pursuant to a resolution of the Board of Directors, the stockholders gave their approval of said amendment at a meeting of stockholders in accordance with the provisions of Section 211 of the DGCL.

FOURTH, This Certificate of Amendment was duly adopted in accordance with Section 242 of the DGCL. The Board of Directors of the Corporation duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and directed that such amendment be considered by the stockholders of the Corporation. An annual meeting of stockholders was duly called upon notice in accordance with Section 222 of the DGCL and held on June 15, 2023, at which meeting the necessary number of shares were voted in favor of such amendment. The stockholders of the Corporation duly adopted this Certificate of Amendment.

FIFTH, This Certificate of Amendment shall become effective upon filing with the Secretary of Statement of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment of Restated Certificate of Incorporation has been executed as of this 15th day of June, 2023.

ANNOVIS BIO, INC.

By:	/s/ Maria Maccecchini
Name:	Maria Maccecchini
Title:	Chief Executive Officer